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                  NONOPERATING INTEREST ACQUISITION AGREEMENT


         THIS AGREEMENT is entered into by and among NRG Energy, Inc. ("NRG"), and NEO Corporation (the "Operator") as of September 12, 1997.

                          Background of this Agreement

         Operator extracts, produces, and utilizes gas elements ("Landfill Gas" or "LFG") from one or more landfills (the "Landfills"), and owns the rights necessary to enter upon the Landfills, and construct and operate LFG gathering, production and combustion equipment (the "Project"). Such Operator rights are herein referred to as the "Lease." As used in this Agreement, the term "Lease Area" means all of the lands, LFG leasehold interests and LFG interests intended to be developed and operated for LFG production under the Lease. Definitions not otherwise provided in this Agreement shall be as defined in the Construction, Acquisition and Term Loan Agreement dated September 12, 1997 among NEO Landfill Gas Inc. (the "Borrower"), Lyon Credit Corporation and Credit Lyonnais New York Branch (the "Agents") and the other parties thereto

         Operator desires to convey, transfer and assign a nonoperating interest in the LFG in exchange for payments from NRG and NRG desires to acquire such a nonoperating interest including tax credits.

                            Terms of this Agreement

         NOW, THEREFORE, in consideration of their mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Conveyance of Nonoperating Interest in LFG.

         Subject to the terms and conditions of this Agreement, Operator hereby transfers, assigns and grants to NRG the right to receive all gross proceeds to be realized at any time by Operator resulting from sales of LFG produced from the Lease Area. Operator shall at all times be the operator of the Lease Area and shall conduct and direct and have full control of all operations on the Lease Area. Operator shall conduct all such operations in a good and workmanlike manner, but shall have no liability as Operator to NRG for losses sustained or liabilities incurred, except such as may result from gross negligence or willful misconduct. Nothing contained in this Agreement shall be deemed or construed for any purpose to establish, between Operator and NRG, a partnership or joint venture, or a principal-agent relationship.
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2.       Allocation of Section 29 Tax Credits to NRG.

         The parties hereto acknowledge and intend that the conveyance of the nonoperating interest in Section 1 shall result in the allocation to NRG of all tax credits under Section 29 of the Internal Revenue Code ("Section 29") arising from the sale of LFG produced from the Lease Area (the "Section 29 Tax Credits").

3.       Payments for Nonoperating Interest.

         a. In exchange for the nonoperating interest, NRG shall pay to Operator the Quarterly Payment Amount solely with respect to periods ending on or before December 31, 2007. Payments with respect to such periods shall be the sole consideration for the nonoperating interest acquired hereunder, and no other payments with respect to any period ending after December 31, 2007 shall be due. The "Quarterly Payment Amount" for any calendar quarter shall mean an amount equal to the product of
                  (a) mmBtu of LFG produced from the Lease Area during such calendar quarter, multiplied by (b) the Applicable Section 29 Credit Rate. The MMBTU shall be measured on a monthly basis at the interconnection point. For any calendar quarter, the "Applicable Section 29 Credit Rate" shall equal (x) the product of $3 times the "inflation adjustment factor" divided by (y) 5.8. "Inflation adjustment factor" has the same meaning as in Section 29(d)(2)(B) of the Internal Revenue Code as in effect on the date of this Agreement. If the Internal Revenue Service has not yet published the inflation adjustment factor with respect to a calendar quarter, then the Quarterly Payment Amount shall be computed using the most recently announced inflation adjustment factor. Upon publication of such information, there shall be a reconciling adjustment, upwards or downwards as the case may be, to reflect the actual credit amount determined to be in effect for such calendar quarters.

         b. If no LFG is produced, then no Section 29 Tax Credit will accrue for the month so measured and the Quarterly Payment Amount will be adjusted accordingly.

         c. Except as stated in Section (b) above, the Quarterly Payment Amount shall be due in all cases, regardless of whether:

                  (i)      NRG or any of its affiliates can utilize any of the
                           Section 29 Tax Credits to offset Federal income tax liability;

                  (ii) The Project fails to qualify for Section 29 Tax Credits due to problems with binding contracts, failure to be placed in service on time, failure to find a buyer for the LFG, failure to make LFG sales to related persons or problems with the deal structure;

                  (iii) The Project qualifies for Section 29 Tax Credits but only through 2002, for any reason including because the facilities that collect LFG
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                           were considered to have been originally placed in
                           service before 1993;

                  (iv) There is a reduction in Section 29 Tax Credits allocated to NRG pursuant to Section 29(d)(3) of the Internal Revenue Code because other persons besides NRG are considered to have an "interest" in a Project;

                  (v)      There is a reduction in Section 29 Tax Credits under
                           Section 29(b)(3) of the Internal Revenue Code because the Project benefited from grants, tax-exempt financing or subsidized energy financing;

                  (vi) There is a phase-out of the Section 29 Tax Credits under Section (b)(1) of the Internal Revenue Code due to escalating oil prices; or

                  (vii) The Section 29 Tax Credit or the federal income tax is repealed before 2008.

         d. In the event that the Section 29 Tax Credits become unavailable to NRG because Congress repeals Section 29 as it applies to landfill gas facilities such as the Project, NRG shall nonetheless continue to be obligated to make the Quarterly Payment Amounts throughout the term of this Agreement. With respect to any calendar year for which such a repeal has become effective, the "Applicable Section 29 Credit Rate" shall be equal to the Applicable Section 29 Credit Rate in effect for the last year prior to the year of such repeal without any further adjustments for inflation.

4.       Quarterly Payments to Operator.

         NRG shall pay the Quarterly Payment Amount to Operator in cash within 30 days after the last day of each calendar quarter.

5.       No Offset.

         Payments required to be made by NRG pursuant to this Agreement will be made without offset for amounts that Operator may owe NRG.

6.       Representations and Warranties of NRG.

         NRG represents and warrants that as of the date hereof:

         a. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power,

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                  authority and legal right to execute, deliver and carry out the terms and provisions of this Agreement;

         b. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action;

         c. The execution, delivery and performance of this Agreement will not (i) require any consent or approval of any shareholder of NRG or Government Instrumentality that has not been obtained, (ii) violate any provision of any of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to NRG, or (iii) result in a breach of or constitute a default under any material agreement binding upon NRG, and

         d. This Agreement constitutes a valid and legally binding agreement of NRG, enforceable in accordance with its terms except as the enforceability of this Agreement may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor's rights generally and by general principles of equity.

7.       Representations and Warranties of Operator.

         Operator represents and warrants that as of the date hereof:

         a. It is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of the State within which it is organized, and has the power, authority and legal right to execute, deliver and carry out the terms and provisions of this Agreement;

         b. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action;

         c. The execution, delivery and performance of this Agreement will not (i) require any consent or approval of any member or shareholder of Operator or Government Instrumentality that has not been obtained, (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Operator, or (iii) result in a breach of or constitute a default under any material agreement binding upon Operator; and

         d. This Agreement constitutes a valid and legally binding agreement of Operator, enforceable in accordance with its terms except as the enforceability of this Agreement may be limited by the effect of any
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                  applicable bankruptcy, insolvency, reorganization,
                  moratorium or similar laws affecting creditor's rights generally and by general principles of equity.

8.       Other Business Activities; Disclosure; Waiver.

         Each of the parties may engage in or possess any interest in any other business venture of any nature or description independently or with others, and the other party shall not have any right by virtue of this Agreement in and to such business venture or the income or profits derived therefrom or to prevent the other party from engaging in such business venture.

9.       Scope of Authority; Indemnification.

         Operator shall not take any action on behalf of or in the name of NRG, or enter into any commitment or obligation purporting to be binding upon NRG, except for actions expressly provided for in this Agreement. Operator shall indemnify and hold harmless NRG, its partners, affiliates, shareholders, directors and officers from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments, and awards, and costs and expenses (including, but not limited to, reasonable attorneys' fees) which any of them may incur or which may be claimed against any of them by any person or entity in connection with, resulting from, or arising directly or indirectly, in whole or in part, out of the acts or omission of Operator with respect to the Project or the Lease or out of any breach of this Agreement by the Operator. Notwithstanding the foregoing, any indemnification obligation of the Operator to NRG under this Agreement shall be subordinate to the payment in full of Operator's Obligations to the Agents and Lenders pursuant to the terms of the Loan Agreement.

10.      Term of this Agreement.

         This Agreement shall commence with respect to Operator on the Term Loan Conversion Date for the Project associated with such Operator. This Agreement shall terminate on December 31, 2007 or the date of the indefeasible payment in full of all Obligations under the Loan Agreement.

11.      Notices and Communications.

         All notices and other communications required or permitted to be given or made hereunder shall be in writing and, shall be delivered to such address as any party may from time to time designate in writing. Notices or communications given as set forth herein shall be conclusively deemed to have been received by the party to whom addressed when delivered.
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12.      Binding Provisions.

         The covenants and agreements contained in this Agreement shall be binding upon the heirs, personal representatives, successors and permitted assigns of the respective parties to this Agreement.

13.      Severability.

         If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the terms of this Agreement, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect, and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms and effect to such illegal, invalid or unenforceable provision as would be legal, valid and enforceable.

14.      Entire Agreement.

         This Agreement constitutes the entire understanding and agreement among the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements and understandings, inducements, or conditions, express or implied, oral or written, except as contained in this Agreement.

15.      Applicable Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

16.      Counterparts.

         This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together, shall constitute one and the same instrument, binding on the parties hereto. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

17.      Third-Party Beneficiaries.

         Except as otherwise provided in this Section 17, this Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns, and no other person will have any rights, interest, or claim hereunder or be entitled to any benefits under or on account of this Agreement whether as a third party beneficiary or otherwise. NRG acknowledges that Operator has collaterally

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assigned its right, title and interest in, to and under this Agreement to Lyon
Credit Corporation, as agent (the "Agent") for the Lenders under the Loan Agreement. NRG intends that the Agent will be a third-party beneficiary to this Agreement to the extent of such collateral assignment with the right to enforce this Agreement against NRG directly. The Agent may bring an action to enforce this Agreement against NRG directly without any requirement for notice to the Operator and without waiting for the Operator to enforce its rights under this Agreement. Any successors or assigns of the Agent will possess the same rights as the Agent as a third-party beneficiary under this Agreement. In addition, NRG has executed a Consent and Agreement dated of even date herewith, consenting to the assignment by the Operator of all of its right, title and interest in, to and under this Agreement to the Agent.

18.      Amendment of Agreement.

         This Agreement may be amended only by a writing duly executed by all of the parties hereto; provided, however, that no amendment to this Agreement shall be effective without the prior written consent of the Agent.



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         IN WITNESS WHEREOF, the parties hereto acknowledge that this Agreement is their free act and that they have executed this Agreement as of the day and year first above written.

                                     NRG ENERGY, INC.


                                     By:  /s/ JAMES J. BENDER
                                     Title:  VP & GC



                                     NEO CORPORATION


                                     By:  /s/ PETER D. JONES
                                     Title:  Manager
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NEO Albany LLC

NEO Edgeboro LLC

NEO Fitchburgh LLC

NEO Lowell LLC

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NEO Spokane LLC

NEO Taunton LLC

NEO Tulare LLC

NEO Tomoka Farms LLC

NEO Yolo LLC

NEO Cuyahoga LLC

NEO Hartford LLC

NEO Prima Deshecha LLC

NEO Prince William LLC

NEO Tacoma LLC

NEO West Covina LLC

NEO Hackensack LLC

NEO Lopez Canyon LLC

NEO Corporation